Exhibit 99.1

	ACE Limited	PO Box HM 1015
	ACE Global Headquarters	Hamilton HM DX
	17 Woodbourne Avenue	Bermuda
Hamilton HM 08
	Bermuda	441 295-5200 main	News
ace limited		441 292-8675 fax	Release

www.acelimited.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 621-8684
robert.grieves@ace-ina.com

ACE LIMITED ANNOUNCES PLANS TO ISSUE ORDINARY SHARES

HAMILTON, Bermuda – October 3, 2005 — ACE Limited (NYSE: ACE) announced today that it intends, subject to market and other conditions, to commence a public offering of $1.25 billion of its ordinary shares, plus up to an additional $187.5 million of ordinary shares which are subject to a 30-day option  granted to the underwriters of the offering. Citigroup Global markets Inc. and Goldman, Sachs & Co. will act as joint book-runners of the offering.

ACE expects to use the net proceeds of the offering of the ordinary shares for growth opportunities in the global insurance and reinsurance markets.

Copies of the prospectus related to the offering may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 (212) 902-1171 or Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  A shelf registration statement relating to the ordinary shares that ACE intends to offer, has previously been filed with, and declared effective by, the Securities and Exchange Commission.  Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

One of the ACE Group of Insurance & Reinsurance Companies

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients.  Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries.  Additional information can be found at: www.acelimited.com.

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